EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Frankfort, Danville, and Lancaster, Kentucky

For Immediate Release May 7, 2014

Contact:	Kentucky First Federal Bancorp

Don Jennings, President

Clay Hulette, Vice President

(502) 223-1638

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $491,000 or $0.06 diluted earnings per share for the three months ended March 31, 2014, compared to net earnings of $630,000 or $0.08 diluted earnings per share for the three months ended March 31, 2013, a decrease of $139,000 or 22.1%. Net earnings were $1.5 million or $0.18 diluted earnings per share for the nine months ended March 31, 2014, compared to net earnings of $2.1 million or $0.27 diluted earnings per share for the nine months ended March 31, 2013, a decrease of $567,000 or 27.3%.

The decrease in net earnings on a quarter-to-quarter basis was primarily attributable to a decrease in net interest income, while the decrease on a year-to-date basis was primarily attributable to a $958,000 bargain purchase gain recognized in the 2013 period, which was a result of the acquisition of CKF Bancorp, Inc. (“CKF Bancorp”) on December 31, 2012. The results of operations associated with CKF Bancorp have been included in the Company’s reported earnings since the closing date of December 31, 2012.

Net interest income after provision for loan losses decreased $181,000 or 6.1% to $2.8 million for the three month period just ended compared to $3.0 million for the prior year quarter. Net interest income before provision for loan losses decreased $264,000 or 8.4% to $2.9 million for the quarter ended March 31, 2014. Provision for losses on loans decreased $83,000 to $78,000 for the recently-ended quarter compared to a provision of $161,000 in the prior year period. Interest income decreased by $328,000 or 9.2% to $3.3 million, while interest expense decreased only $64,000 or 14.5% to $377,000 for the three months ended March 31, 2014. Noninterest expense remained at $2.1 million for both the recently ended period, as well as the prior year period.

For the nine month period ended March 31, 2014, net earnings decreased $567,000 or 27.3% to $1.5 million compared to $2.1 million for the prior year period. The decrease in net earnings was due primarily to the bargain purchase gain referenced above. The operations for the nine month period ended March 31, 2014, included CKF Bancorp operations, while only three months of CKF Bancorp operations are included in the reported earnings for the nine months ended March 31, 2013. Net interest income after provision for loan losses increased $1.5 million or 22.8% to $8.1 million for the nine months recently ended compared to $6.6 million for the nine months ended March 31, 2013. Noninterest income totaled $319,000 for the nine months ended March 31, 2014, a decrease of $916,000 from the same period in 2013, primarily due to the bargain purchase gain in the 2013 period. Noninterest expense totaled $6.1 million and $4.9 million for the nine months ended March 31, 2014 and 2013, respectively, an increase $1.3 million or 26.4% period to period. The increase was primarily related to higher operating costs associated with normal operations of the CKF Bancorp acquisition, which are reflected for six of the nine months ended March 31, 2013.

At March 31, 2014, the Company’s assets totaled $306.1 million, a decrease of $18.0 million or 5.5% from the assets at June 30, 2013. This decrease was attributed primarily to decreases in loans and cash and cash equivalents. At March 31, 2014, the Company’s liabilities totaled $239.0 million, a decrease of $18.5 million or 7.2% from total liabilities at June 30, 2013. The decrease in liabilities was attributed primarily to decreases in deposits and FHLB advances. Deposits decreased $12.5 million or 5.4% to $218.5 million at March 31, 2014, while FHLB advances decreased $6.1 million or 25.0% to $18.2 million at March 31, 2014.

At March 31, 2014, the Company reported its book value per share as $7.87.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2013. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates six banking offices in Kentucky, including three in Frankfort, two in Danville, and one in Lancaster. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At March 31, 2014, the Company had approximately 8,524,178 shares outstanding of which approximately 55.5% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Balance Sheets

	March 31,	June 30,
	2014	2013
	(In thousands, except share data)
	(Unaudited)
Assets
Cash and Cash Equivalents	$12,988	$16,540
Investment Securities	10,127	12,437
Loans Held for Sale	--	196
Loans, net	251,179	262,491
Real estate acquired through foreclosure	1,842	1,163
Other Assets	29,956	31,235
Total Assets	$306,092	$324,062
Liabilities
Deposits	$218,521	$230,981
FHLB Advances	18,229	24,310
Deferred revenue	635	641
Other Liabilities	1,579	1,508
Total Liabilities	238,964	257,440
Shareholders' Equity	67,128	66,622
Total Liabilities and Equity	$306,092	$324,062
Book Value Per Share	$7.87	$7.80

Condensed Consolidated Statements of Income

(In thousands, except share data)

	Nine months ended March 31,		Three months ended March 31,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Interest Income	$9,880	$8,421	$3,254	$3,582
Interest Expense	1,258	1,255	377	441
Net Interest Income	8,622	7,166	2,877	3,141
Provision for Losses on Loans	531	579	78	161
Non-interest Income	319	1,235	107	109
Non-interest Expense	6,143	4,859	2,112	2,139
Income Before Income Taxes	2,267	2,963	794	950
Income Taxes	755	884	303	320
Net Income	$1,512	$2,079	$491	$630
Earnings per share:
Basic and diluted	$0.18	$0.27	$0.06	$0.08
Weighted average outstanding shares:
Basic and diluted	8,373,329	7,812,526	8,376,353	8,360,177